                                                                   EXHIBIT 99.15

October 28, 2008

Hartford Life Insurance Company
200 Hopmeadow Street
Simsbury, CT 06089

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of The Hartford Life Insurance Company and subsidiaries (the "Company") for the periods ended September 30, 2008 and 2007, and have issued our report dated October 28, 2008. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Hartford, Connecticut